Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GSE Systems, Inc.

We consent to the use of our report dated March 29, 2006, with respect to the consolidated balance sheets of GSE Systems, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, incorporated herein by reference.

/s/ KPMG LLP
Baltimore, Maryland

November 14, 2006